Exhibit 99.1

Grubb & Ellis HEALTHCARE REIT

THIRD QUARTER INVESTOR UPDATE

2008 Q3

Grubb & Ellis Healthcare REIT, Inc. has enjoyed a number of accomplishments since its offering began in the third quarter of 2006. This update will provide you with information regarding the activity of the REIT during the third quarter of 2008.

THIRD QUARTER ACCOMPLISHMENTS

- Raised $165 million of equity in the third quarter of 2008.
- Closed three acquisitions valued at more than $100 million, based on purchase price.
- Expanded portfolio to include an aggregate of 126 buildings totaling approximately 4.9 million square feet of gross leaseable area located in 17 states.
- Obtained funding from a new lending source despite today's difficult lending environment.
- Focused on building stockholder value by building up regional portfolios as well as acquiring assets with growth potential.
- Engaged 23 new broker-dealers which added Grubb & Ellis Healthcare REIT to their list of approved products.

THIRD QUARTER ACQUISITIONS



Medical Portfolio 4, *Arizona, Ohio and Texas*
Medical Portfolio 4 is a geographically diverse group of five medical office buildings located in Phoenix, Arizona; Parma, Ohio; and various suburbs of Dallas, Texas. Totaling approximately 223,000 square feet of gross leasable area, the portfolio is currently 83 percent leased.



Mountain Empire Portfolio, *Tennessee and Virginia*
Built between 1979 and 2007, Mountain Empire Portfolio has locations in Norton and Pennington Gap, Virginia and Kingsport and Bristol, Tennessee. The portfolio, currently 100 percent leased, consists of 10 buildings totaling 272,000 square feet of gross leasable area.

A MESSAGE FROM THE CEO

There is little doubt that the latter half of 2008 has been a challenging period for the overall real estate investment marketplace. That said, while the fundamentals for healthcare-related properties are not impervious to economic cycles, the healthcare and education sectors of the labor market have been the only sectors to show meaningful growth in 2008.[1]

In economic downturns, healthcare properties, such as medical office buildings, tend to perform better than other real estate property types. This is most likely because people still get sick in a slowing economy and the key drivers of demand for healthcare properties are related to an aging and growing demographic population.[2]

Grubb & Ellis Healthcare REIT continues to search for and purchase strong assets. As a result, we believe the overall portfolio is well-positioned for the future. Your participation in Grubb & Ellis Healthcare REIT may provide you additional portfolio stability during these volatile times. Thank you for your continued confidence in Grubb & Ellis Healthcare REIT.

Scott D. Peters
Chairman, CEO and President
Grubb & Ellis Healthcare REIT, Inc.

[1] "Databases, Tables, and Calculators by Subject." *Bureau of Labor Statistics.* 14 October 2008. Calculations by Grubb & Ellis Company.

[2] Thangavelu, Poonkulali. "Medical Office Holds Up in Troubling Times." *National Real Estate Investor.* 26 August 2008.

2008 Q3 INVESTOR UPDATE


Deaconess
Medical Offices
North
5701



Q3 ACQUISITION PROPERTY HIGHLIGHT

Oklahoma City Medical Portfolio

Oklahoma City Medical Portfolio consists of two medical office buildings, 5401 and 5701 N. Portland, located on the Deaconess Hospital Campus.

5401 N. Portland, which is physically attached to the Deaconess Hospital building, is a six-story building that offers approximately 126,000 square feet of gross leaseable area. Built in 1996 and expanded in 2007, the building is situated on approximately 1.2 acres and is approximately 96 percent leased to 16 tenants.

Built in 1991 on roughly 0.70 acres, 5701 N. Portland is a three-story building that offers approximately 61,000 square feet of gross leaseable area. The building is connected to Deaconess Hospital via an underground tunnel and is approximately 86 percent leased to 17 tenants.

Deaconess Hospital is a 313-bed facility accredited by the Joint Commission on Accreditation of Healthcare Organizations. With a staff of 629 physicians and 1,400 employees, it offers various medical services, including outpatient surgery, nutrition services, oncology and an emergency department.

DISTRIBUTION OF REIT PORTFOLIO*


8%
10%
10%
72%

- Medical Office
- Assisted Living/Skilled Nursing
- Hospital
- Office

* based on purchase price

Grubb&Ellis.
HEALTHCARE REIT

(877) 888-7348 www.gbe-reits.com/healthcare

To learn more, visit www.gbe-reits.com/healthcare.

Shares Sold and Equity Raised

Grubb & Ellis Healthcare REIT has sold approximately 55.2 million shares of its common stock for more than $551 million as of September 30, 2008.

At the close of the third quarter 2008, Grubb & Ellis Healthcare REIT has made a total of 39 acquisitions and accumulated a geographically diverse portfolio of healthcare related properties located across 17 states valued at approximately $893 million, based on purchase price.

This newsletter contains certain forward-looking statements about the healthcare sector and the company's portfolio. Any forward-looking statements are based upon the current beliefs and expectations of management and involve risks, uncertainties and other factors that may cause the actual results or performance of the company and its affiliates to be materially different from any future results or performance expressed or implied by such forward-looking statements. The material in this newsletter does not constitute an offer to sell, nor a solicitation of an offer to buy the securities described herein. Such an offering is made only by prospectus. Therefore, this material must be accompanied or preceded by a prospectus. You should carefully review the risk factor disclosure in the prospectus and consult with your advisor before investing.

Grubb & Ellis Securities, Inc., member FINRA/SIPC, is the dealer manager for the Grubb & Ellis Healthcare REIT offering. As of December 5, 2008.